Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated 31 October 2022, with respect to the consolidated financial statements of Endava plc, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom

November 10, 2022